Exhibit 10.7.2

May 14, 2015

Mr. Mark Pearson

AXA Financial, Inc.

1290 Avenue of the Americas, 16th floor

New York, New York 10104

Dear Mr. Pearson:

This letter confirms our understanding regarding the application of Section 8(b)(iv) of your employment agreement dated March 9, 2011 (the “Agreement”). Please confirm your acceptance of the terms of this letter by signing below.

As previously discussed, in light of the freeze of the AXA Equitable Retirement Plan and its related excess plan, we have agreed that you will no longer be eligible to receive excess pension plan accruals under Section 8(b)(iv) in the event your employment is terminated by the Company without Cause or by you for Good Reason, as those terms are defined in the Agreement.

In lieu of these excess pension plan accruals, you will be eligible to receive a cash payment equal to the additional employer contributions that you would have received under the AXA Equitable 401(k) Plan and its related excess plan for the year of your termination if those plans provided employer contributions on your severance pay and all of your severance pay was paid in that year. Such payment will be made at the same time and in the same form as the excess pension plan accruals would have been paid to you (i.e., in a lump sum with a six-month delay assuming you are one of the fifty most highly-compensated officers of AXA worldwide at the time of termination in accordance with tax rules).

Sincerely,

AXA FINANCIAL, INC.

By:	/s/ Rino Piazzolla

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Rino Piazzolla

ACCEPTED AND AGREED TO:

/s/ Mark Pearson
Mark Pearson

AXA

1290 Avenue of the Americas, New York, NY 10104

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY) and MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).